Exhibit 5.1

OPINION OF DEBEVOISE & PLIMPTON LLP

October 9, 2007

Prudential Financial, Inc.

Prudential Plaza

751 Broad Street

Newark, New Jersey 07102

Ladies and Gentlemen:

We have acted as special counsel to Prudential Financial, Inc., a New Jersey corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) relating to $150,000,000 of deferred compensation obligations (the “Obligations”) of the Company pursuant to the Prudential Financial, Inc. Executive Deferred Compensation Plan for Jennison Associates LLC (the “Plan”) We have examined the originals, or copies certified or otherwise identified to our satisfaction, of the Plan and such other corporate records, documents, certificates or other instruments as in our judgment are necessary or appropriate to enable us to render the opinion set forth below.

Based on the foregoing, we are of the opinion that when the Obligations are issued in accordance with the Plan, the Obligations will constitute valid and legally binding Obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of generally applicability relating to or affecting creditors’ rights. Our opinion relates to the Obligations only and we do not opine on any provisions of the Plan, their registration under the Securities Act, or other securities registered pursuant to the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Debevoise & Plimpton LLP
Debevoise & Plimpton LLP